Exhibit 10.13 Amendment 10

EXTENSION AGREEMENT

EXTENSION AGREEMENT which shall be known as Amendment Number Ten, and to be attached to and form a part of the lease (which together with any amendments, modifications and extensions thereof is hereinafter called the "Lease"), dated March 15, 1999, between Spieker Properties, L.P., as Landlord, and Siebel Systems, Inc., as Tenant, covering the premises known as the Seventh Floor, the Eighth Floor, the Ninth Floor, and a portion of the 10th Floor, known as Suite 1015, and consisting of approximately 57,969 rentable square feet, at 1900 Powell Street, Emeryville, California, and as shown on the attached Exhibits "A.1", "A.2", "A.3", "A.4".

Landlord and Tenant hereby agree that the term of the Lease is hereby renewed and extended for an additional term of approximately one (1) year, to commence on the 16th day of October, 1999 and to end on the last day of September, 2000, subject to all of the provisions of the covenants and agreements contained in the Lease, except:

1) Rental:	Base Rent for the premises shall be:
10/16/99 - 9/30/00:	$130,430.25 per month plus increases in operating expenses per Paragraph 4.3 of the Lease over the Calendar Year 1999.
2) Term and Possession:	Tenant accepts the premises in "as is" condition.
3) Notices:	Tenant or Landlord may send any notice as required by the Lease via Federal Express or similar overnight courier service in lieu of sending notice via United States certified or registered mail.

4) Operating Expenses. Tenant shall pay its proportionate share of increases in Operating Expenses over the Calendar Year 1999.

5) Tenant Improvements. Provided Tenant is not in default under the Lease beyond any applicable cure period at the time Tenant request the Tenant Improvement Allowance, Landlord shall contribute a one-time allowance equal to $1.00 per rentable square foot ($57,969.00) ("Tenant Improvement Allowance") toward the cost of Tenant Improvements. Said Tenant Improvement Allowance shall be utilized by December 31, 1999. Provided Tenant is not then in default under the Lease, Landlord shall disburse the Tenant Improvement Allowance to Tenant upon completion of construction of the Tenant Improvements and expiration of the time for filing of any mechanics' liens claimed or which might be filed on account of any work ordered by Tenant or its contractor or any subcontractor, and upon receipt by Landlord of a certificate of completion executed by the Space Planner and Tenant's contractor, and unconditional mechanics' lien releases (which mechanics' lien releases shall be executed by the subcontractors, labor suppliers and materialmen in addition to Tenant's contractor), in each case in form and substance satisfactory to Landlord, and all appropriate bills and supporting documentation for the work ordered by Tenant or its contractor or any subcontractor, and reasonably requested by Landlord.

6) Expansion. Provided Tenant is not, and has not been, in default of any terms and conditions of this Lease beyond any applicable cure periods, Tenant shall have the right to lease all of the rentable area on the Eleventh (11th) floor consisting of approximately 18,456 rentable square feet (the " Expansion Premises"), effective December 1, 1999, and as shown outlined in green on the attached Exhibit "B". Tenant must notify Landlord in writing of Tenant's desire to exercise Tenant's right to lease the Expansion Premises no later than April 15, 1999. In the event Tenant fails to give Landlord notice of Tenant's election to lease such additional space within such time period, Tenant shall have no further right, title or interest in such additional space and this right shall terminate. If, on the other hand, Tenant exercises its right in the manner prescribed, Tenant shall immediately deliver to Landlord payment for the first month's rent for such additional space (in the same manner as provided for in this Lease), and the lease for such additional space shall be consummated without delay. Notwithstanding anything to the contrary herein contained, Tenant's right to the Expansion Premises shall be conditioned upon the following: (i) at the time Tenant agrees to accept the Expansion Premises and at the time of the commencement of the term for the Expansion Premises, Tenant and/or Tenant's affiliate(s) shall be in possession of and occupying the primary premises for the conduct of its business therein and the same shall not be occupied by any assignee, subtenant or licensee and, provided further, that the option for additional space shall be applicable hereunder only if the Expansion Premises will actually be occupied by Tenant and or Tenant's affiliate(s) and (ii) the agreement of acceptance shall constitute a representation by Tenant to Landlord, effective as of the date of the agreement of acceptance and as of the date of commencement of the lease for the Expansion Premises, that Tenant does not intend to assign the lease for the expansion premises, in whole or in part or sublet all or any portion of the Premises, the election to expand being for the purpose of utilizing the Expansion Premises for Tenant's purposes in the conduct of Tenant's business therein.

The commencement date of the Term with respect to the Expansion Premises shall be referred to as the "Expansion Premises Commencement Date". The Term with respect to the Expansion Premises shall end concurrently with the expiration of the term of this Lease as to the original Premises.

The Basic Rent payable for the Expansion Premises shall be at the same rental rate per square foot as the Rent for the original Premises as outlined in Paragraph 1 of this Extension Agreement ($41,526.00 per month).

The Expansion Premises shall be leased to Tenant "as is" and in its then existing condition and state of improvement and Landlord shall have no obligation to make any improvements, repairs or alterations thereof; provided, however, (i) such space shall be delivered to Tenant broom clean and in a usable condition and (ii) Landlord shall pay to Tenant an allowance of $.83 per rentable square foot ($15,393.00) in the Expansion Premises. The allowance set forth above shall be expended for the design and installation of work which constitutes permanent improvements to the Expansion Premises (including carpeting) which becomes Landlord's property upon installation pursuant to this Lease, and shall not be used for furniture, furnishings or other installations which do not become Landlord's property pursuant to this Lease. Tenant shall not be entitled to any payment or rent reduction for any part of said allowance not used by Tenant. Said allowance shall be utilized by Tenant no later than December 31, 1999.

Provided Tenant is not then in default under the Lease beyond any applicable cure period, Landlord shall disburse the Tenant Improvement Allowance to Tenant upon completion of construction of the Tenant Improvements and expiration of the time for filing of any mechanics' liens claimed or which might be filed on account of any work ordered by Tenant or its contractor or any subcontractor, and upon receipt by Landlord of a certificate of completion executed by the Space Planner and Tenant's contractor, and unconditional mechanics' lien releases (which mechanics' lien releases shall be executed by the subcontractors, labor suppliers and materialmen in addition to Tenant's contractor), in each case in form and substance satisfactory to Landlord, and all appropriate bills and supporting documentation for the work ordered by Tenant or its contractor or any subcontractor, and reasonably requested by Landlord.

Landlord shall have no liability to Tenant for any damages resulting from any delay in delivering possession of the Expansion Premises to Tenant, if said delay is caused by the holding over of a previous tenant of the Expansion Premises; provided, however, Landlord, at its expense, shall take all action reasonably necessary, including required legal proceedings, to secure possession of the Expansion Premises prior to the Expansion Premises Commencement Date therefor.

Upon the Expansion Premises Commencement Date, the term "Premises" shall include the Expansion Premises.

7) Option to Renew. Tenant shall, provided this Lease is in full force and effect and Tenant is not and has not been in default under any of the terms and conditions of this Lease beyond any applicable cure period, have one (1) option to renew this Lease for a term of eighteen (18) months, for the Premises in "as is" condition and on the same terms and conditions set forth in this Lease, except as modified by the terms, covenants and conditions set forth below:

(1) If Tenant elects to exercise such option, then Tenant shall provide Landlord with written notice no earlier than January 1, 2000, and no later than 5:00 p.m. (Pacific Standard Time) on April 1, 2000. If Tenant fails to provide such notice, Tenant shall have no further or additional right to extend or renew the term of this Lease.

(2) The Base Rent in effect at the expiration of the then current term of this Lease shall be increased to reflect the current fair market rental for comparable space in the Building or Project and in other similar buildings in the same rental market as of the date the renewal term is to commence, taking into account the specific provisions of this Lease which will remain constant, and the Building amenities, location, identity, quality, age, condition, term of lease, tenant improvements, services provided, and other pertinent items.

(3) Landlord shall advise Tenant of the new Base Rent for the Premises for the applicable renewal term based on Landlord's determination of fair market rental value, as well as the terms and conditions for the renewal term, no later than fifteen (15) days after receipt of notice of Tenant's exercise of its option to renew.

(4) Landlord and Tenant shall negotiate in good faith to agree on the fair market rental value of the Premises and terms and conditions for each renewal term. If Tenant and Landlord are unable to agree on a mutually acceptable rental rate for any renewal term within thirty (30) days after notification by Landlord to Tenant of Landlord's determination of the new Base Rent for the applicable renewal term, but in any event no later than the date which is one hundred twenty (120) days prior to the expiration of the then current term, then on or before such date Landlord and Tenant shall each appoint a licensed real estate broker with at least ten (10) year's experience in leasing office space in the area in which the Building is located to act as arbitrators. The two (2) arbitrators so appointed shall determine the fair market rental value for the Premises for the applicable renewal term based on the above criteria and each shall submit his or her determination of such fair market rental value to Landlord and Tenant in writing, within ten (10) days after their appointment.

If the two (2) arbitrators so appointed cannot agree on the fair market rental value for the applicable renewal term within such 10-day period, the two (2) arbitrators shall within five (5) days thereafter appoint a third arbitrator who shall be a licensed real estate broker with at least ten (10) year's experience in leasing office space in the area in which the Building is located. The third arbitrator so appointed shall independently determine the fair market rental value for the Premises for the renewal term within ten (10) days after appointment, by selecting from the proposals submitted by each of the first two arbitrators the one that most closely approximates the third arbitrator's determination of such fair market rental value. The third arbitrator shall have no right to adopt a compromise or middle ground or any modification of either of the proposals submitted by the first two arbitrators. The proposal chosen by the third arbitrator as most closely approximating the third arbitrator's determination of the fair market rental value shall constitute the decision and award of the arbitrators and shall be final and binding on the parties.

Each party shall pay the fees and expenses of the arbitrator appointed by such party and one-half (1/2) of the fees and expenses of the third arbitrator.

If either party fails to appoint an arbitrator, or if either of the first two arbitrators fails to submit his or her proposal of fair market rental value to the other party, in each case within the time periods set forth above, then the decision of the other party's arbitrator shall be considered final and binding.

In the event the third arbitrator fails to present a fair market rental value within such 10-day period, then by mutual consent of the Landlord and Tenant, the time period will be extended.

(5) Notwithstanding anything to the contrary contained in this Paragraph, in no event shall the Base Rent for any renewal term be less than the Base Rent in effect at the expiration of the previous term plus expense escalations over the previous years In addition, Landlord shall have no obligation to provide or pay for any tenant improvements or brokerage commissions during any renewal term.

(6) Tenant's right to exercise any option(s) to renew under this Paragraph shall be conditioned upon Tenant occupying the entire Premises and the same not being occupied by any assignee, subtenant or licensee other than Tenant or its affiliate at the time of exercise of any option and commencement of the renewal term. Tenant's exercise of the option to renew shall constitute a representation by Tenant to Landlord that as of the date of exercise of the option and the commencement of the renewal term, Tenant does not intend to seek to assign this Lease in whole or in part, or sublet all or any portion of the Premises.

(7) Any exercise by Tenant of any option to renew under this Paragraph shall be irrevocable. If requested by Landlord, Tenant agrees to execute a lease amendment or, at Landlord's option, a new lease agreement on Landlord's then standard lease form for the Building, reflecting the foregoing terms and conditions, prior to the commencement of the renewal term. The option(s) to renew granted under this Paragraph is/are not transferable; the parties hereto acknowledge and agree that they intend that each option to renew this Lease under this Paragraph shall be "personal" to the specific Tenant named in this Lease and that in no event will any assignee or sublessee have any rights to exercise such option(s) to renew.

8) Signage. Upon execution of a lease for premises in 2100 Powell Street in which the square footage is in excess of 200,000 rentable square feet, Tenant shall be immediately entitled to one sign to be located above the 12th Floor on the south side of the exterior of the Building known as 1900 Powell Street. Such sign will be designed and constructed at Tenant's sole cost and expense. Tenant shall pay all installation costs. All signs shall be subject to Landlord's approval, which shall not be unreasonably withheld or delayed, and approval of any public authorities having jurisdiction. Tenant shall be responsible for electrical energy used in connection with its signs, repairs and maintenance necessary to maintain the signs in their original condition. All of Tenant's signs shall at all times remain the property of Tenant and Tenant must remove its signs at the expiration or earlier termination of this Lease. Tenant shall repair any damage caused in the removal of its sign. The parties agree that said sign will be relocated by Tenant to 2100 Powell Street upon Tenant's occupancy of 2100 Powell Street.

IN WITNESS WHEREOF, the parties hereto have executed this Extension Agreement as of this __________ day of ____________, 199__.

LANDLORD:

SPIEKER PROPERTIES, L.P.

By: Spieker Properties, Inc.

By:

Its:

TENANT:

SIEBEL SYSTEMS, INC.

By:

Its: